                                   EXHIBIT 11


              STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS



                                                                           Year Ended
                                                      ------------------------------------------------------
                                                        Sept. 28             Sept. 29              Oct. 1
                                                          1997                 1996                 1995
                                                      -----------          -----------           -----------

Weighted average shares outstanding                    11,950,689           12,694,297            12,079,411
Common Stock equivalents:
  Stock options                                            57,024               61,469               284,660
                                                      -----------          -----------           -----------

                           TOTAL                       12,007,713           12,755,766            12,364,071
                                                      ===========          ===========           ===========


Net Income (in thousands)                             $     2,673          $     1,686           $     7,203
                                                      ===========          ===========           ===========

Earnings Per Common Share                             $       .22          $       .13           $       .58
                                                      ===========          ===========           ===========





                                       -1-